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                                                                 EXHIBIT 10.28


                            COAL SALES AGREEMENT



     THIS COAL SALES AGREEMENT (this "Agreement"), dated as of

June 30, 1997, is by and between MC MINING, INC., a corporation organized and existing under the laws of the State of Delaware

("Seller"); and COGENTRIX OF NORTH CAROLINA, INC., a corporation organized and existing under the laws of the State of North

Carolina ("Buyer").

RECITALS:

     A.   Seller is engaged in the business of producing

bituminous coal at facilities it owns and operates in Pike

County, Kentucky.

     B.   Seller hereby appoints the MAPCO Coal Sales division of

MAPCO COAL INC., a Delaware corporation, with offices at 1717

South Boulder Avenue, Tulsa, Oklahoma  74119 ("MAPCO"), as

Seller's agent for the administration of this Agreement.

     C.   Buyer owns or leases generating stations and is

authorized to purchase bituminous coal on behalf of the

generating station identified in Exhibit I hereto (the "Station").

     D.   Buyer is desirous of purchasing from Seller the

Station's entire requirements of bituminous coal during the term of this Agreement, and Seller is desirous of selling such coal to

Buyer, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as

follows:

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                            ARTICLE I

    SALE AND PURCHASE OF COAL; TERM OF AGREEMENT; QUANTITIES

     Section 1.01   Sale and Purchase.  Buyer agrees to purchase

bituminous coal conforming to the characteristics set forth in

Section 2.01 hereof in the quantities specified in Section 1.03 hereof, and Seller agrees to sell such coal to Buyer, all subject to the terms and conditions of this Agreement.

     Section 1.02   Term.  The term of this Agreement shall

commence on January 1, 1998 and shall expire on December 15,

2002, unless sooner terminated as provided herein.

     Section 1.03   Quantities.  Subject to Section 2.08 hereof,

Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, 100% of the Station's requirements for coal during the term of this Agreement, as determined in the sole discretion of

Buyer.  In no event shall Seller be obligated to supply coal hereunder in excess of 400,000 tons per calendar year.  As used in this Agreement, ton means 2,000 pounds.

     Section 1.04   Orders for Coal; Requirements Forecasts.

Buyer shall place orders for coal hereunder on a monthly basis by submitting written notice to Seller as soon as reasonably

practicable in each month, but in any event on or before the twentieth (20th) day of each month, of the Station's requirements of coal for the following month.  In addition, in order to assist

Seller to plan for and anticipate the Station's periodic

requirements of coal, Buyer agrees to deliver to Seller, together with each such order, a forecast of the Station's estimated

requirements of coal for the following two (2) months.  Seller acknowledges and agrees that such forecasts shall consist merely of estimates and shall not form the basis for any order for coal or for any obligation or liability on the part of Buyer to

actually purchase the amounts of coal set forth in such

forecasts.

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     Section 1.05   Fluctuations in Quantity.  Buyer presently

anticipates that the Station's initial monthly requirements for coal shall be between 5,000 and 9,000 tons.  Notwithstanding the foregoing, Seller acknowledges and agrees that, due to a variety of factors (including, without limitation, the right of Carolina

Power & Light Company ("CP&L") from time to time to dispatch the

Station to varying levels of operation ranging from 0% to 100% of design capacity), the Station's requirements for coal (i) may vary substantially from such initial estimates and from the

estimates contained in the periodic forecasts delivered to Seller pursuant to Section 1.04 hereof, (ii) may vary substantially from month to month or from year to year during the term of this

Agreement, and/or (iii) may be significantly reduced and/or

eliminated entirely.  Accordingly, Seller further acknowledges and agrees that such estimates shall not be construed as an

obligation on the part of Buyer to purchase any minimum quantity of coal hereunder.

     Notwithstanding the immediately preceding paragraph of this

Section 1.05 or anything to the contrary contained in this

Agreement (except as otherwise provided in the following

paragraph), in the event Buyer purchases less than 70,000 tons of coal hereunder during any calendar year during the term of this

Agreement (such amount to be prorated for any partial calendar year(s) occurring during the term of this Agreement), Buyer

agrees to pay Seller an annual deficit tonnage penalty equal to

$[xxx] per ton (the "Deficit Tonnage Penalty"), for the difference between 70,000 tons (or such lesser prorated amount, in the case of a partial calendar year) and the number of tons of coal

purchased by Buyer hereunder during such calendar year (such difference being hereinafter referred to as the "Deficit

Tonnage").  To the extent that Buyer's failure to purchase any amount of coal hereunder is due to a force majeure (as defined in

Section 8.01 hereof), or the inability or failure of Seller for any reason whatsoever to deliver coal as ordered by Buyer

hereunder, the Deficit Tonnage shall be reduced accordingly.  The

Deficit Tonnage Penalty, if any, shall be calculated by Buyer promptly following the end of each calendar year during the term

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       confidential treatment.

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hereof during which Buyer purchased less than 70,000 tons of coal hereunder (such amount to be prorated  for any partial calendar year), and shall be due and payable to Seller no later than

January 31 immediately following such calendar year.  Any

disputes regarding the amount of the Deficit Tonnage Penalty due

Seller shall be subject to arbitration in accordance with Article

VII hereof.  For purposes of this Section 1.05, purchases of coal shall be deemed to have been made in the calendar year in which the order was placed for such coal pursuant to Section 1.04

hereof.

     Notwithstanding the immediately preceding paragraph of this

Section 1.05 or anything to the contrary contained in this

Agreement, and in lieu of the Deficit Tonnage Penalty described above, Buyer agrees that in the event that (a) Buyer elects to use alternative fuels to provide fifty percent (50%) or more

(based on BTU's) of the thermal input of the Station (including,

without limitation, tire derived fuel), and as a result thereof

Buyer purchases less than 60,000 tons of coal during any calendar year during the term of this Agreement (such amount to be

prorated for any partial calendar year(s) occurring during the term of this Agreement), or (b) Buyer elects to repower the

Station to use natural gas, or (c) Buyer and CP&L voluntarily enter into a contract buy-out reflecting a complete and permanent termination of the Power Purchase Agreement between Buyer and

CP&L relating to the Station (the "PPA") in return for cash

payment(s) to Buyer, or (d) if Seller terminates this Agreement as a result of Buyer's failure to pay any Deficit Tonnage Penalty within ninety (90) days after the date such payment is due (any of such events described in clauses (a), (b), (c) and (d) above being hereinafter referred to as a "Triggering Event"), then

Buyer shall pay "Cover Damages" to Seller with respect to each calendar year or portion thereof during which a Triggering Event is continuing as calculated in accordance with  the following formula; provided, however, that in the case of a Triggering

Event described in clause (d) above, the Triggering Event shall be deemed to have been continuing during the entire calendar year

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in respect of which such Deficit Tonnage Penalty was due, and to continue until December 15, 2002 (unless such Deficit Tonnage

Penalty was due with respect to calendar year 2002, in which case the Triggering Event shall be deemed to have been continuing from

January 1, 2002 until December 15, 2002):

                CD =  (110,000Y - Q) x $[xxx] where,

                CD  =  Cover Damages for any given calendar
                       year or portion thereof during which
                       a Triggering Event is continuing.
                       If CD is less than or equal to zero,
                       then no Cover Damages shall be due for
                       such period.

                 Y  =  The fractional portion of the calendar
                       year for which Cover Damages are being
                       calculated during which a Triggering Event is continuing (expressed as the number of days during which a Triggering Event is continuing in such calendar year divided by 365).

                 Q  =  The actual quantity of coal (expressed in tons)
                       purchased from Seller during the calendar year or portion thereof for which Cover Damages are being calculated.


Cover Damages shall be calculated by Buyer promptly following the end of each calendar year during which a Triggering Event was continuing, and shall be due and payable to Seller no later than

January 31 immediately following each such calendar year.

Notwithstanding the immediately preceding sentence, if any one of the events described in clauses (a), (b) and (c) is invoked on a permanent basis as elected by Buyer for the remaining term of this Agreement, then in such event, Cover Damages shall be

calculated by Buyer promptly following such permanent election and shall be due and payable to Seller no later than thirty (30)

days following such permanent election made by Buyer.  Buyer shall provide Seller with documentation showing the calculations

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used by Buyer to determine the amount of such Cover Damages.  Any disputes regarding whether a Triggering Event has occurred or the amount of Cover Damages due Seller shall be subject to

arbitration in accordance with Article VII hereof.  Illustrative examples of calculating Cover Damages pursuant to this Section

1.05 are set forth under Exhibit III, attached hereto and

incorporated herein by reference.



                           ARTICLE II

           DESCRIPTION, SAMPLING, AND TESTING OF COAL

     Section 2.01   Description of Coal.  Seller guarantees that

the coal sold hereunder shall reasonably conform to the following characteristics, on a monthly weighted average "as received"

basis, when tested at the source mine (as defined in Section

3.02) in accordance with the method described in Section 2.03 or such other method as may be reasonably agreed to between the parties from time to time.

          (a)  Content and Characteristics. The coal sold

     hereunder shall have the following characteristics (as

     received at the source mine) (all percentages are by

     weight):

                                           Average

          Moisture content                   6.0%

          Ash content                        8.5%

          Sulfur content                     0.90%

          Calorific Value (BTU/LB.)         13,000

          Ash softening Temp.                2,700 degrees Fahrenheit

          Volatile matter content            34%

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          (b)  Size and Condition.  The coal sold hereunder shall

     be 1-1/4" x 1/4", with 20% maximum of minus 1/4" with the fines incorporated in such a manner as to form a homogeneous

     blend.  Additionally, the coal shall be free from impurities that can be removed through the exercise of reasonable care during mining, preparation and loading.  Seller expects (but does not warrant) that the coal shall be free flowing and

     will not cause Buyer abnormal handling, unloading, dusting,

     sampling or utilization difficulty.

          (c)  Washed Coal.  Unless otherwise agreed by the

     parties hereto, all coal purchased by Buyer pursuant to the terms of this Agreement shall be washed coal.  Seller shall obtain the written consent of Buyer prior to the shipment of any coal pursuant to the terms hereof which is not washed

     coal.  Buyer agrees to grant such consent subject to the

     continued compliance of any such unwashed coal with all

     specifications and requirements for coal as set forth in

     this Agreement.

          (d)  Freeze Proofing.  Seller agrees to treat the coal

     and/or the railcars from time to time as requested by Buyer with a freezeproofing agent designed to prevent the coal

     from becoming non-dischargeable from the railroad car.  In consideration of such service, Buyer shall pay Seller an

     amount equal to Seller's cost of the freezeproofing agent

     plus ten percent (10%).  The per ton charge shall be

     determined based upon the pint per ton application rate

     requested by Buyer.

     Section 2.02   Disclaimer of Warranties.  Buyer agrees that

no affirmation of fact, description of the coal to be delivered or coal samples provided to Buyer, shall constitute a warranty or any part of the basis of this Agreement, unless the word

"guarantee" is used in connection therewith.

     EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER

MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY,

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FITNESS FOR A PARTICULAR PURPOSE, QUALITY, QUANTITY, ARISING FROM A

COURSE OF DEALING OR TRADE USAGE OR OTHERWISE.

     Section 2.03   Sampling and Analyses.  A mutually acceptable

independent laboratory will collect and analyze samples of each shipment of coal sold hereunder at the source mine in accordance with applicable standard procedures and methods of the American

Society for Testing and Materials ("ASTM") in effect as of the date of sampling.  Buyer shall have the option of having a

representative present during any sampling and during the

analysis hereinafter described.  Buyer shall further have the option of collecting and analyzing its own sample at such time.

Sampling and analysis costs shall be divided equally between

Buyer and Seller.  The ASTM analyses shall establish the

characteristics of the coal for purposes of determining

compliance with the specifications set forth in Sections 2.01 and

2.05 hereof, and for determining the price adjustments provided for in Section 2.04 hereof.

     All samples collected by the laboratory shall be divided

into two parts.  One part shall be retained by the laboratory for a period of at least thirty (30) days to be analyzed if a dispute arises between Buyer and Seller, and a second part shall be

analyzed in accordance with this Section 2.03.  The laboratory will analyze the samples in accordance with ASTM procedures and promptly submit the written results of such analysis to Buyer and

Seller.  If a dispute arises between Buyer and Seller over the result or method of such analyses, and the parties cannot

mutually resolve such dispute, a further analysis of the retained sample shall be made in accordance with this Section 2.03 by a mutually agreeable independent laboratory and the results of such further analysis shall be binding upon the parties.  Notice of objection to analyses shall be given within fifteen (15) days of receipt of such analyses.  Otherwise the analyses shall

conclusively establish the characteristics of the coal.  All analytical charges associated with a disputed analysis shall be

(i) paid by the party that requested the further analysis if the

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original analysis proves to have been correct; or (ii) shared by the Buyer and Seller equally if the original analysis proves to have been incorrect.

     Having regard to the fact that the result of sampling and

testing may not necessarily be available to the parties prior to the completion of loading, Buyer shall accept coal as loaded;

provided, however, that price adjustments and remedies for

deficiencies in coal specifications shall be based on sampling and analysis of the coal as provided in this Section 2.03.

     Section 2.04   Price Adjustments for Variance in Average as

Received Coal Characteristics.  Buyer shall pay Seller a premium whenever the monthly weighted average calorific value "as

received" of coal delivered during any calendar month exceeds

13,100 BTU per pound.  Seller shall pay Buyer a penalty whenever the weighted average calorific value "as received" of coal

delivered during any calendar month, is less than 12,900 BTU per pound.  The amount of such premium or penalty per ton of coal shipped during any calendar month shall be calculated in

accordance with the formulas set forth in Exhibit II hereto.

Notwithstanding the foregoing, the amount of the premium payable by Buyer during any given period shall be limited to a maximum amount based upon a deemed maximum monthly weighted average of

13,300 BTU per pound.  Accordingly, in the event the monthly weighted average is actually greater than 13,300 BTU per pound,

the amount of 13,300 BTU shall nonetheless be used for purposes of calculating the amount of the premium in accordance with the formula for calculating such premium set forth in Exhibit II.

     Section 2.05   Suspension, Rejection of Shipments.  In the

event Seller shall deliver coal over any two consecutive calendar months (including shipments that are subsequently rejected as provided below) for which the analysis, on a monthly weighted average basis, delivered in accordance with this Article II,

indicates any one of the following:

          (a)  BTU content:  less than 12,500 BTU per pound;

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          (b)  Ash content:  greater than 9.5%

          (c)  Sulfur content:  greater than .95%

          (d) An ash softening temperature of less than 2,500 degrees Fahrenheit; or

          (e)  Volatile matter of less than 30%

then, in addition to obtaining price adjustments for such coal as provided in Section 2.04 hereof, Buyer may deliver to Seller written notice ("Buyer's Notice of Suspension") to suspend

further deliveries of coal until Seller can provide Buyer with adequate assurances that coal conforming to the specification limitations set forth in this Section 2.05 will be delivered.

     Notwithstanding anything contained herein to the contrary,

Buyer may reject any individual shipment of coal under any of the following circumstances:  (i) if the sulfur content of such

shipment (as disclosed by the analysis referred to in Section

2.03 hereof) is in excess of 0.95%; or (ii) if the ash content thereof is in excess of 10%; or (iii) with respect to the size of the coal contained in such shipment, if the percent minus 1/4" is in excess of 25%.

     If Buyer rejects any individual shipment of coal in

accordance with the provisions of the preceding paragraph, Seller shall promptly remove such rejected shipment at its expense, cure any deficiency in supply caused thereby and reimburse Buyer for all transportation, demurrage and handling expenses incurred by

Buyer as a result of such rejection.

     If, after thirty (30) days from Buyer's Notice of

Suspension, Seller is unable to deliver coal to Buyer in the requisite amount which meets the specification limitations set forth in this Section 2.05, then Buyer shall have the option, at its sole discretion, to terminate this Agreement by written

notice to Seller not later than ninety (90) days from Buyer's

Notice of Suspension, and in such event the parties hereto shall have no further obligations or liabilities under this Agreement,

other than with respect to performance required hereunder prior to such termination.

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     Section 2.06   Exclusive Remedies.  Except as otherwise

provided in Sections 2.07 and 2.08 hereof, the price adjustments prescribed by Section 2.04 and the suspension of shipments and/or the termination of this Agreement as contemplated in Section 2.05 shall constitute Buyer's sole and exclusive remedies for coal which deviates from the specifications set forth in Section 2.01 hereof.

     Section 2.07   Optional Remedy.  Notwithstanding Section

2.06, in lieu of termination pursuant to Section 2.05, Buyer may give written notice to Seller not later than ninety (90) days from Buyer's Notice of Suspension that Buyer elects to exercise the Optional Remedy prescribed by this Section 2.07.  In such case, Seller will resume shipments and if Seller fails to deliver coal in the requisite amount that conforms to all the

specification limitations set forth in Section 2.05 for at least two (2) consecutive calendar months of the six (6) complete

calendar months following the month in which Buyer gives notice of its option to exercise the Optional Remedy prescribed by this

Section 2.07 (the "Probation Period"), Seller shall be in default under the terms of this Agreement and Buyer may terminate this

Agreement and exercise its remedies with respect to such default pursuant to Section 9.06 hereof.  In addition, Buyer shall have the right during the Probation Period to reject individual

shipments of coal that do not conform to any individual

specification limitation in Section 2.05, and Seller shall

promptly remove any such rejected shipments at its own expense,

cure any deficiency in supply caused thereby and reimburse Buyer for all transportation, demurrage and handling expenses incurred by Buyer as a result of such rejection.  If Seller delivers coal in the requisite amount during any two (2) consecutive calendar months of the Probation Period that meets the monthly

specification limitations set forth in Section 2.05, then the

Probation Period shall end on the last day of such second

calendar month, Seller shall not be in default under the terms hereof, and Buyer's remedies will thereafter be limited to those set forth in Sections 2.04, 2.05 and 2.08; provided, however,

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that Buyer may, at its option and in accordance with the

procedures of this Section 2.07, elect to exercise the Optional

Remedy prescribed by this Section 2.07 following any subsequent

Buyer's Notice of Suspension pursuant to Section 2.05.  As used herein, the term "requisite amount" shall mean, with respect to any calendar month, the amount of coal ordered by Buyer for

delivery during such month.

     Section 2.08   Substitute Performance.  Notwithstanding

anything contained herein to the contrary, in the event that (i)

Buyer directs Seller to suspend shipments pursuant to Section

2.05, or (ii) Buyer rejects any shipment pursuant to Section 2.05 or 2.07, then Buyer shall have the right to purchase replacement coal ("Replacement Coal") from alternative sources if the Seller does not provide to Buyer Replacement Coal having the

characteristics provided in Section 2.01 within a time period which is reasonably acceptable to Buyer based on Buyer's then current coal requirements.  In the event Buyer purchases

Replacement Coal pursuant to this Section 2.08 (whether from

Seller or a third party), then Seller shall reimburse Buyer for the difference between the cost of the delivered Replacement Coal

(including transportation costs) and the payments that Buyer would otherwise have made to Seller and the transportation

carrier for the deliveries of such coal hereunder, and Seller shall make such payment within thirty (30) days of receipt from

Buyer of an invoice specifying such excess costs.



                           ARTICLE III

                         SUPPLY SOURCES

     Section 3.01   Identification of Supply Source.  The

principal source of the coal to be purchased and sold hereunder shall be mining facilities owned by the Seller in Pike County,

Kentucky (the "Mine"), which is located in the "Big Sandy" rail transportation rate district.  Seller agrees to produce coal at the Mine for delivery to Buyer hereunder.  Seller represents and

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warrants that it owns, leases or otherwise has the legal right to mine and sell a sufficient number of tons of recoverable coal from the Mine to supply coal to Buyer in accordance with this

Agreement.  The provisions of this Section 3.01 shall, however,

not prevent Seller from claiming a force majeure event and in the event of force majeure, Seller may prorate its available coal to its then existing customers with prior commitments for coal.

     Section 3.02   Seller's Right of Substitution.  From time to

time,  Seller may (but shall not be required to) deliver coal produced from a source or sources other than the Mine (such coal shall be referred to as "Substitute Coal"), provided that at least fifteen (15) days prior to any such delivery, Seller shall give Buyer notice thereof, and provided further that such

Substitute Coal conforms to the requirements of Section 2.01.  If

Seller elects to deliver Substitute Coal and such delivery or deliveries result in a net increase in the total cost to Buyer of transporting the coal purchased hereunder to the Station

(exclusive of demurrage and other similar charges assessed

against Buyer for failure to load or unload coal in accordance with the requirements of applicable railroad tariffs or

contracts), then Seller shall reimburse Buyer for such additional transportation costs.  Buyer shall submit a request for

reimbursement of any such additional transportation cost, and such request shall document the actual cost of transporting the

Substitute Coal delivered to the Station during the period

covered by such request as well as the transportation cost that would have been incurred had all the coal been delivered at the

Mine.  At Buyer's option, Seller shall either (i) reimburse Buyer for any such additional transportation costs within thirty (30)

days after receipt of Buyer's request for payment, or (ii) credit the amount of any such additional transportation costs against amounts then owed to Seller from Buyer for purchases of coal hereunder, provided such increased costs are documented as

required by the preceding sentence.  This section shall not be deemed to require Seller to deliver coal produced from any source other than the Mine and shall not affect the right of the Seller to claim force majeure as a result of events occurring in

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connection with the Mine.  References herein to "source mine"

shall include the Mine and any substitute supply source or

sources, as the case may be, from which coal is supplied by

Seller to Buyer hereunder.



                           ARTICLE IV

                  PRICE, BILLINGS, AND PAYMENT

     Section 4.01   Contract Price.  The "Contract Price" per ton

of coal supplied hereunder (F.O.B. railroad cars at the source mine) for any given year during the term of this Agreement shall be the Annual Base Price (defined in Section 4.02) for such year as set forth in Section 4.02 below.  The Annual Base Prices set forth in Section 4.02 include a cost pass through amount for

Governmental Impositions (as defined in Section 6.01 hereof).  Of the Contract Price for any given year, $[xxx] per ton represents the initial Governmental Imposition cost pass through portion.

The initial Governmental Imposition cost pass through portion of the Contract Price includes $[xxx] per ton for the Federal Black

Lung Fee and $[xxx] per ton for the Federal Reclamation Fee.  The

Governmental Imposition cost pass through portion of the Contract

Price for any given year shall be subject to adjustments as

provided for under Section 6.01 hereof.

     Section 4.02   Annual Base Prices.  Subject to adjustments

for changes in the Governmental Imposition cost pass through portion as provided in Section 6.01 hereof, the "Annual Base

Price" per ton of coal purchased hereunder shall be fixed for each calendar year during the term of this Agreement as follows:

          (a)   The Annual Base Price per ton of coal purchased

     during the 1998 calendar year shall be $[xxx] F.O.B.

     railroad cars at the source mine.

          (b)   The Annual Base Price per ton of coal purchased

     during the 1999 calendar year shall be $[xxx] F.O.B.

     railroad cars at the source mine.

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          (c)   The Annual Base Price per ton of coal purchased

     during the 2000 calendar year shall be $[xxx] F.O.B.

     railroad cars at the source mine.

          (d)   The Annual Base Price per ton of coal purchased

     during the 2001 calendar year shall be $[xxx] F.O.B.

     railroad cars at the source mine.

          (e)   The Annual Base Price per ton of coal purchased

     during the 2002 calendar year shall be $[xxx] F.O.B.

     railroad cars at the source mine.

     Section 4.03   Invoicing.  For each shipment of coal

delivered to Buyer, Seller will promptly forward an invoice to

Buyer showing the rail car numbers, shipping date, source mine name, shipping point, correct weight, and Contract Price,

including computation thereof.  No later than the twentieth

(20th) working day of each calendar month, Seller shall provide

Buyer with a computation of the applicable premium or penalty for coal delivered during the preceding month, such computation to be performed in the manner prescribed in Section 2.04 and Exhibit

II.  Such notice shall be accompanied by an invoice for the

amount of any premium due Seller or, in the event a penalty is due Buyer, an indication of the amount of any credit to be

applied against the Contract Price of subsequent shipments.  In the event the credit amount is greater than the Contract Price for such immediately subsequent shipment, the remaining credit amount shall be applied in full to each successive invoice amount until all such credits are extinguished.  If all such credits are not extinguished before the expiration or termination of this

Agreement, then the balance of such credits shall be promptly refunded by Seller to Buyer in cash.

     Section 4.04   Payment and Billing Period.  Buyer shall pay

in full the amount of each invoice by wire transfer to Chemical

Bank, New York, New York (the "Bank") for deposit on behalf of

Seller, or to such other bank as Seller may designate to Buyer in accordance with the notice provisions of Section 10.02 hereof.

Each invoice shall be due and payable thirty (30) days after loading on railroad cars at the source mine, but in no event

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shall an invoice be due and payable until fifteen (15) days after

Buyer has received such invoice.  Notwithstanding the foregoing,

if the date on which a payment is due is a weekend day, or a holiday or other day on which the Bank is closed for business,

then such payment shall be due on the next day on which the Bank is open for business.  Title and risk of loss shall pass to Buyer upon loading on railroad cars at the source mine.  Seller

acknowledges that an escrow account has been established with a bank (or other financial institution) into which all or

substantially all revenues from the Station are deposited, and that the escrow agreement executed in connection with such escrow account provides that disbursements shall be made in accordance with the terms of the escrow agreement to pay expenses of the

Station, including, without limitation, the payment of amounts due to Seller hereunder.

     Section 4.05    Interest.  The amount of any invoice not

paid, or any credit memorandum not issued, when due shall bear interest from the date the correct invoice was due, or in the case of the credit memorandum from the date that the credit

should have been applied, through the date that the invoice is paid or the credit memorandum is applied, at a rate per annum equal to the rate announced publicly from time to time by

Citibank N.A., New York, New York, as its prime rate for domestic commercial customers, plus two per cent (2%).

     If any invoice for a premium pursuant to Section 2.04 is in dispute, Buyer shall pay the amount not in dispute pursuant to

Section 4.04 hereof.  If upon resolution of the dispute by

settlement or otherwise, it is determined that Seller is due any payment, then Buyer shall pay interest on the amount due at a rate per annum equal to the rate calculable in accordance with the method set forth in the preceding paragraph.  If any invoice other than a premium pursuant to Section 2.04 is in dispute,

Buyer shall pay the disputed amount pursuant to Section 4.04 hereof, and if Buyer is due any credit pursuant to the settlement of the dispute, then interest on the credit shall be paid by

Seller at a rate calculable in accordance with the method set forth in the preceding paragraph.



                            ARTICLE V

            TRANSPORTATION, DELIVERY AND RISK OF LOSS

     Section 5.01   Shipment; Tariffs.  Pursuant to monthly

orders placed in accordance with Section 1.04 hereof, Buyer shall specify to Seller on or before the twentieth (20th) day of each month the tonnages and destinations of shipments to be made

pursuant to this Agreement in the next succeeding month.  Coal sold hereunder will be shipped by rail in 75-car unit train lots as scheduled by Buyer (or such other mode or combination of modes as Buyer and Seller may mutually designate from time to time)

from the source mine's loading facilities to the Station, or other destinations specified by Buyer and acceptable to Seller.

Coal purchased and sold hereunder that is to be shipped by rail shall be loaded and shipped in accordance with railroad loading and tonnage requirements that are acceptable to Seller and Buyer.

     Section 5.02   Freight Charges and Risk of Loss.  Except as

otherwise provided in this Agreement, Buyer shall pay all freight and other charges imposed by the applicable rail tariffs or

contracts to the destination of the shipment and shall bear the risk of loss of such shipment after such shipment has been loaded into railroad cars at the source mine.  Notwithstanding anything to the contrary contained herein, Seller shall reimburse Buyer for any charges or penalties paid by Buyer to the delivering railroad solely as a result of Seller's failure to load coal in accordance with any railroad loading or tonnage requirements that are acceptable to Seller and Buyer.

     Section 5.03   Shipping Notices.  Promptly after loading

each shipment Seller shall mail or electronically transmit to

Buyer a notice of shipment which shall include pertinent

information about such shipment as mutually agreed to by Buyer and Seller from time to time.

     Section 5.04   Weights.  The gross weight of coal shipped

hereunder shall be conclusively established by the railroad bill of lading or waybill, absent manifest error.



                           ARTICLE VI

                    GOVERNMENTAL IMPOSITIONS

     Section 6.01   Price Adjustment for Changes in Governmental

Impositions.  When used herein the term "Governmental Imposition"

means all costs of compliance with all applicable federal, state and local laws and regulations as they are interpreted and

enforced with respect to coal produced at the Mine, including,

without limitation, all federal, state or local statutes, rules,

regulations or interpretations, the rate of any excise, stamp,

reclamation, severance, use, sales, license, or other tax

assessment, and any charged rates of assessment (other than taxes measured on or by income not levied directly on the production of coal), business and occupations taxes, and license fees or other assessments payable on account of or for the production, mining,

removal, preparation, delivery, shipment, sale, consignment or billing of coal or on instruments or documents evidencing the same or on the proceeds thereof, and any law, governmental order,

rule, ordinance, regulation, stipulation, decree, or other

governmental requirement of any kind, or interpretation thereof,

which pertains to coal mining practices, health and safety of miners, surface subsidence, land and water reclamation, coal waste disposal and air and water quality standards.

Notwithstanding any other provision of this Article VI, there shall be no price adjustment under this Article VI as a result of any noncompliance as of June 1, 1997 of the Mine with any

Governmental Imposition, or any civil or criminal fines or

penalties imposed for failure to comply with any Governmental

Imposition currently existing or hereafter enacted.

     If, as and when any change in a Governmental Imposition

occurring after June 1, 1997 affects the Contract Price or the costs of supplying coal from the Mine, the Contract Price shall be adjusted in the same amount that the actual cost per ton of producing, mining, removing, preparing, loading, selling,

consigning and billing coal pursuant to this Agreement is

reasonably increased as a result of Seller's compliance in a reasonably cost effective manner with the Governmental

Imposition, including, but not limited to, any investment

required to comply with the Governmental Imposition.  In any case where a Governmental Imposition results in an investment cost,

the adjustment to the Contract Price shall be calculated in

accordance with the following formula:

                               IY
                              ----
                               TX

     Y =  For the year the investment is made, the portion of

          such year remaining after the date of such investment

          (expressed in decimal form).  For each twelve-month

          period thereafter, Y = 1.0.

     I =  The dollar cost of the investment.

     T =  The shortest life allowed by the Internal Revenue

          Service for depreciation purposes of the investment

          item, if any, or if none, the remaining life of the Mine.

     X =  The total quantity of coal in tons mined at the Mine

          during the year in which the investment is made.

     Notwithstanding anything to the contrary contained in this

Section 6.01, there shall be no price adjustments on invoices more than 12 months after the due date of such invoice.

     Section 6.02   Notice and Substantiation of Contract Price

Adjustments.  Seller shall promptly notify Buyer in writing of the amount and effective date of any claimed adjustment to the

Contract Price pursuant to the provisions of Section 6.01 and shall furnish Buyer with accurate and detailed computations and data reasonably necessary to substantiate such adjustment.  Buyer shall have the right to inspect all books and records of Seller pertaining to such adjustment. Buyer shall verify or protest such adjustment within 60 days after receipt of such notice and computations, or such adjustment shall be deemed conclusively correct.

     If Buyer protests any adjustment to the Contract Price

claimed under Section 6.01, then the matter shall be submitted to arbitration in accordance with Article VII hereof.



                           ARTICLE VII

                           ARBITRATION

     Section 7.01   Limited Scope.  A controversy or claim

arising out of or relating to this Agreement, except those as to price of coal purchased and sold pursuant to this Agreement or the validity of this Agreement, or except as otherwise expressly excepted from arbitration pursuant to any provision hereof, shall be submitted to arbitration in accordance with the Commercial

Arbitration Rules of the American Arbitration Association (the

"AAA") then in effect.

     Section 7.02   Arbitration Procedures.  The party desiring

to submit a matter to arbitration shall give written notice

thereof to the other party and to the AAA which notice shall set forth the specific issues in controversy.  Within thirty (30)

days after such notice, the AAA, in consultation with the parties and in accordance with its rules shall select and appoint an arbitrator or arbitrators to conduct the arbitration.  The

decision of the AAA with respect to the selection and appointment of the arbitrator(s) shall be final.  Within thirty (30) days after the appointment of the arbitrator(s), notice shall be given by the arbitrator(s) to the parties regarding the time and place of hearing which in no event shall be later than sixty (60) days after appointment of the arbitrator(s).  Unless otherwise agreed by the Buyer, any arbitration proceeding will take place in

Charlotte, North Carolina.

     Section 7.03   Post-Arbitration Award.  Within thirty (30)

days after the arbitration hearing, the arbitrator(s) shall

decide the controversy and render an award in writing setting forth the issues adjudicated, the resolution thereof, and the reasons for the award.  Payment of the expenses of arbitration,

including the fees of the arbitrator(s), shall be allocated by the arbitrator(s).  The award of the arbitrator(s) shall be

conclusive and binding upon the parties and shall be specifically enforceable by any court having jurisdiction over either party by the entry of judgment upon the award.

     Section 7.04   Confidentiality of Proceedings.  Any

arbitration proceeding under this Agreement shall, unless

otherwise agreed by both Buyer and Seller, be held in confidence and the arbitrator(s) selected shall agree to maintain the

confidentiality of all information submitted in the arbitration,

to the extent such information is not otherwise in the public domain.



                          ARTICLE VIII

                          FORCE MAJEURE

     Section 8.01   Force Majeure Defined.  When used herein

"force majeure" shall mean a cause beyond the reasonable control of and not due to the fault or negligence of Buyer or Seller, as the case may be, which wholly or partially prevents or delays the mining, loading or delivery of coal at or from the Mine, or the receiving, transporting, or delivery of coal by the railroads, or the unloading, storing, or burning of coal by Buyer at the

Station.  Examples (without limitation) of force majeure are the following:  acts of God, war, acts of the public enemy,

insurrections, riots, strikes, labor disputes, shortage of

materials, delays relating to engineering, design, construction or testing of the Station, fires, explosions, floods, breakdowns of or damage to the Station, plants, mines, equipment or

facilities, interruptions to or contingencies of transportation or loading, fuel supplies or electrical power, including

determination of force majeure under provisions of the applicable tariff, embargoes, boycotts, orders or acts of civil or military authorities, legislation, regulation or administrative orders, or any limitation or prohibition on, or inability to obtain governmental permits or approvals required by law and necessary to, the mining, transporting, storing, handling or burning of coal.  When applied to Seller, force majeure includes the failure of Seller to deliver the quantities of coal set forth in Section

1.03 hereof due to the occurrence of a force majeure event with respect to the Mine.

     Notwithstanding the foregoing, force majeure, for purposes of this Agreement, shall not include (i) the development or

existence of economic conditions which may adversely affect

Buyer's utilization of coal or Seller's mining, production,

delivery or sale of coal, (ii) acts or omissions of Seller or

Buyer constituting negligence, or mismanagement on the part of

Seller or Buyer, or (iii) a Triggering Event that occurs pursuant to clause (c) of Section 1.05.  If force majeure prevents the unloading, storing or utilization of coal by Buyer at the

destination or destinations to which the coal is then being

shipped, Buyer shall consider what steps can be taken as to the transportation and utilization of the coal so as to allow the coal to be used by Buyer, and if such steps can be accomplished without unreasonable expense, Buyer shall promptly take such steps.

     Section 8.02   Effect of Force Majeure.  If because of force

majeure either Buyer or Seller is rendered wholly or partially unable to carry out their respective obligations under this

Agreement, and if such party promptly gives the other party

written notice of such force majeure, the obligations and

liabilities of the party giving such notice and the corresponding obligation of the other party shall be suspended to the extent made necessary by and during the continuance of such force

majeure; provided, however, that the party claiming force majeure shall use its best efforts to eliminate the cause or effect of force majeure as soon as and to the extent possible, except that labor disputes or strikes shall be settled at the sole discretion of the party affected.  If all the parties hereto agree,

deficiencies in the production or sale of coal hereunder caused by force majeure may be made up by extending the term of this

Agreement for an additional period not to exceed the term of the force majeure condition and continuing shipments until the lost tonnage has been shipped.  However, in the event the force

majeure continues unabated for a period of six (6) months or more, then the unaffected party may, at its option, terminate this Agreement by thirty (30) days prior written notice to the party asserting such force majeure; provided, however, that

Seller may not terminate this Agreement pursuant to this Section

8.02 if the force majeure event has resulted in partial or total destruction of the Station and Buyer has commenced good faith efforts to repair the damage caused thereby.

     Section 8.03   Duties of the Parties during Force Majeure.

To the extent possible, Buyer and Seller will utilize good faith efforts to minimize the adverse effects of a force majeure.  In the event of a force majeure event which adversely affects

Seller's ability to supply coal from the Mine, Seller agrees to equitably allocate among its then existing customers, to the extent possible, coal which can be sold or used during the

pendency of force majeure.  Nothing in the two (2) preceding sentences shall, however, obligate Buyer to find additional

markets for Seller's coal nor require Seller to supply coal

produced from a source other than the Mine.



                           ARTICLE IX

                      TERMINATION; REMEDIES

     Section 9.01   Termination.

     (a)  Automatic Termination.  Buyer and Seller acknowledge

that, pursuant to the PPA between Buyer and CP&L relating to the

Station, CP&L has the right to reject this Agreement and to enter into a replacement coal contract for the supply of coal for the

Station which would render this Agreement ineffective.

Accordingly, and notwithstanding anything contained herein to the contrary, in the event CP&L chooses to reject this Agreement and enter into a replacement coal contract for the supply of coal for the Station pursuant to the PPA, this Agreement shall automatically terminate and be of no further force and effect.

Buyer agrees to notify Seller of CP&L's decision promptly after receipt of notice thereof from CP&L, but in no event later than

December 31, 1997.  In the event CP&L exercises its right to enter into a replacement coal contract for the supply of coal for the Station as contemplated above and CP&L provides to Buyer an explanation of its reasons for doing so, Buyer agrees to promptly inform Seller of such explanation.

     (b)  Termination upon Default.  Either Buyer or Seller may terminate this Agreement, effective upon written notice of

termination to the other party, upon an occurrence of an Event of

Default as to the other party.  An "Event of Default" as to

either party shall mean:

          (i)  Failure by such party to perform any of its

     obligations under this Agreement, and such failure continues uncorrected for thirty (30) continuous days after notice

     thereof from the other party;

          (ii)  Dissolution of such party; or

          (iii) The filing of a petition for relief as to

     such party as debtor or bankrupt under the Federal

     Bankruptcy Reform Act of 1978 or any similar law of any

     jurisdiction (except if such petition is contested by such party and has been dismissed within sixty (60) days);

     insolvency of such party as finally determined by a court

     proceeding; the filing with respect to such party of a

     petition or application to accomplish the same or for the

     appointment of a receiver or a trustee for such party or a substantial part of its assets; the commencement of any

     proceedings relating to such party under any other

     reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in

     existence or hereinafter in effect, either by such party or by another, provided that if such proceeding is commenced by another, such party indicates its approval of such

     proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such party and has not been finally dismissed within sixty (60) days; notwithstanding

     the foregoing, the events described in this Section

     9.01(b)(iii) shall not constitute an Event of Default on

     Buyer's part if, following the occurrence of any such event and its continuance, Buyer, if requested by Seller, pays for future shipments of coal tendered hereunder prior to

     shipment of such coal from the source mine, such payments to be based on Seller's good faith estimate, of the quantity of coal to be contained in each such shipment and adjusted

     promptly upon determination of the actual quantity of coal in such shipment as determined in accordance with Section

     5.04 hereof.

     Section 9.02   Effect of Termination.  Except as provided in

Sections 9.05 and 9.06 hereof, upon termination of this Agreement pursuant to Section 2.05, Section 2.07, Section 8.02 or Section

9.01, neither Buyer nor Seller (unless such termination was

because of occurrence of an Event of Default as to it) shall have any further liability or obligation to the other parties

hereunder, except that each party shall remain liable to the others with respect to any Event of Default as to such party prior to such termination, and the provisions of Sections 10.05 and 10.06 hereof shall survive termination.  Notwithstanding anything contained in this Agreement to the contrary, in the event that Seller exercises its right to terminate this Agreement and becomes entitled to receive Cover Damages as contemplated under clause (d) of Section 1.05, then such termination and Cover

Damages shall constitute Seller's sole and exclusive remedies.

     Section 9.03   Nonwaiver.  The specifications of remedies

herein shall not be deemed to exclude the parties from any other legal or equitable remedies they may have with respect to this

Agreement (including, without limitation, rights to specific performance or injunctive relief), except as provided in Sections

2.06 and 9.04 hereof and the last sentence of Section 9.02

hereof.  Failure on the part of any party to exercise any

remedies on default hereunder for any period or periods shall not operate as an estoppel or as a waiver, or prevent it at any subsequent time from electing to exercise any rights as to any subsequent default hereunder.

     Section 9.04   Disclaimer of Consequential Damages.  EXCEPT

FOR THE DEFICIT TONNAGE PENALTY AND THE COVER DAMAGES CONTEMPLATED

BY SECTION 1.05 HEREOF, NONE OF THE PARTIES TO THIS AGREEMENT SHALL

BE LIABLE TO THE OTHERS FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL

DAMAGES ARISING OUT OF THE PERFORMANCE OR NON-PERFORMANCE OF THIS

AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR OVERHEAD,

WHETHER BASED UPON BREACH OF CONTRACT, NEGLIGENCE OR OTHER LEGAL THEORY.

     Section 9.05   Seller's Remedy in Event of Buyer's Breach by

Failure to Take Actual Requirements.  In the event Buyer breaches this Agreement by its failure to purchase 100% of the Station's requirements of coal as determined in accordance with Section

1.03 hereof, if such breach continues uncured for thirty (30)

days after receipt of notice thereof from Seller, Seller may terminate this Agreement pursuant to Section 9.01(b) and Buyer will be liable to Seller for damages computed in accordance with

N. C. Gen. Stat. Section 25-2-706 or 25-2-708 (November, 1995),

as in effect from time to time, as elected by Seller.

     Section 9.06   Buyer's Remedy in Event of Seller's Breach.

In the event Seller defaults in the performance of its

obligations hereunder and Buyer exercises its right to terminate this Agreement in accordance with Section 2.07 or 9.01(b) hereof,

Seller will be liable to Buyer for damages computed in accordance with either N. C. Gen. Stat. Section 25-2-712 or 25-2-713

(November, 1995), as in effect from time to time, as elected by

Buyer.

                            ARTICLE X

                        OTHER PROVISIONS

     Section 10.01  Entire Agreement.  This Agreement contains

the entire agreement of the parties relating to its subject

matter, and supersedes all prior and contemporaneous

negotiations, understandings and agreements, written or oral,

between the parties relating to such subject matter.  This

Agreement shall not be amended or modified, and no waiver of any provision hereof shall be effective, unless set forth in a

written instrument authorized and executed by all the parties hereto with the same formality as this Agreement.

     Section 10.02  Notices.  All notices or other communications which are required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given or made (i)

upon receipt thereof if delivered by hand or courier service with acknowledgment of delivery, (ii) on the third business day

following the depositing thereof with the United States Postal

Service if sent by registered or certified mail, postage prepaid,

return receipt requested, or (iii) upon the receipt thereof if transmitted by prepaid telegram or by telecopier or facsimile transmission, in each case to the respective parties at the

addresses set forth below (or to such other address as such party may, from time to time, notify the other party in writing):

               If to Buyer:

                    Cogentrix of North Carolina, Inc.
                    9405 Arrowpoint Boulevard
                    Charlotte, North Carolina  28273
                    Fax No.:  (704) 529-1006
                    Attention:  General Counsel

               If to Seller:

                    MC Mining, Inc.
                    C/O MAPCO Coal Sales
                    1717 South Boulder Avenue
                    Tulsa, Oklahoma  74119
                    Fax No.: (918) 582-8421
                    Attention:  Sr. Vice President Marketing

     Section 10.03  Choice of Law.  This Agreement shall be

deemed to be a contract made under, and for all purposes shall be construed in accordance with, the internal laws and judicial decisions of the State of North Carolina.  For the purposes

hereof, Buyer and Seller hereby submit to the jurisdiction of the state and federal courts in North Carolina.

     Section 10.04  Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 10.05  Confidentiality.  Each party shall retain all information obtained hereunder in strict confidence and not use it, or disclose it to any person or entity not a party hereto,

except (a) for any information which (i) is at the time of such disclosure known to the public or thereafter becomes so known,

through no violation by such party of this Agreement, (ii) such party can demonstrate was in its possession prior to disclosure under this Agreement or any prior agreements or negotiations between the parties hereto, or (iii) is required by law to be so disclosed; and (b) that Buyer may provide a copy of this

Agreement to CP&L, the purchaser of electricity to be generated by the Station, on a confidential basis.  Notwithstanding the foregoing, any party may provide a copy of this Agreement or other relevant information with respect thereto to its officers,

employees, affiliates, lenders, lessors, attorneys, consultants and other representatives to the extent necessary to evaluate the information received, provided each of them agrees to be bound with respect thereto in the same manner as the disclosing party.

The provisions of this Section 10.05 shall survive termination of this Agreement.

     Section 10.06  No Brokers.  Each party hereto represents and warrants to the others that such party has not employed or

retained any broker, agent or finder, or agreed to pay any

brokerage or similar fee to any broker, agent or finder on account of this Agreement or the transactions contemplated hereby.  Each party shall indemnify the others and hold them harmless against breaches of the foregoing representation and warranty.  The provisions of this Section 10.06 shall survive termination of this Agreement.

     Section 10.07  Assignment.  The benefits and burdens of this

Agreement shall inure to and be binding upon the legal

representatives, successors and assigns of the Parties hereto,

except as provided in the following sentences.  Any party may assign its benefits under this Agreement to a corporation or other entity all of the capital stock or other equity interests in which is or are owned by the assignor or by a corporation which owns all of the capital stock of the assignor, provided that the assignee executes a written assumption of the

obligations of the assignor hereunder and delivers it to the nonassigning parties to this Agreement, and provided further,

that the assignor shall not thereby be released from its

obligations hereunder.  Otherwise, no party hereto may assign all or any part of its benefits or burdens under this Agreement, in whole or in part, by operation of law or otherwise, except with the prior written consent of the other party, which consent shall not be unreasonably withheld.  Notwithstanding anything to the contrary contained herein, Buyer shall have the right to assign this Agreement in connection with the financing arrangements relating to the Station, either as collateral security or to another entity created in connection with such financing, by notifying Seller of such assignment.  If requested

by Buyer in connection with such financing arrangements, Seller agrees to execute a "Consent and Agreement" subsequent to the execution of this Agreement in a form mutually satisfactory to the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized corporate officers as of the day and year first above written.

                              SELLER:

                              MC MINING, INC.


                              By:  /s/ Joseph W. Craft III
                              Name:    Joseph W. Craft III
                              Title:   President and CEO


                              BUYER:

                              COGENTRIX OF NORTH CAROLINA, INC.


                              By:  /s/ Ronald A. Munse
                              Name:    Ronald A. Munse
                              Title:   Vice President - Fuels & Transportation

                                                        EXHIBIT I

              IDENTIFICATION OF GENERATING STATION

STATION:  Southport Station

LOCATION: Southport, North Carolina

INDUSTRIAL HOST:  ADM

                                                       EXHIBIT II

      PREMIUMS AND PENALTIES FOR VARIATIONS IN BTU CONTENT

     In accordance with Section 2.04 of this Agreement, if the

monthly weighted average calorific value "as received" of coal delivered during any calendar month, is greater than 13,100 BTU per pound or less than 12,900 BTU per pound, the applicable

premium or penalty shall be computed using the following

formulas:

     If the monthly weighted average is less than 12,900 BTU per pound:.

          Penalty = (P) x ( 1 -  BTU  ) x Q
                                -----
                               13,000

     If the monthly weighted average is greater than 13,100 BTU per pound:

          Premium = (P) x (  BTU  - 1) x Q ;
                            -----
                           13,000

provided, however, that, in accordance with Section 2.04, the

Premium payable by Buyer hereunder for any given period shall be limited to a maximum amount based upon a deemed maximum monthly weighted average of 13,300 BTU per pound, such that if the

monthly weighted average is actually greater than 13,300 BTU per pound, the "BTU" amount used for the calculation of the Premium in the foregoing formula shall nonetheless be 13,300.


Where:    P    =    the applicable Contract Price determined in
                    accordance with Section 4.01

          BTU  =    the per pound weighted average calorific value
                    as received of coal delivered hereunder during the applicable calendar month (subject to the proviso set forth above with respect to the deemed maximum level of BTU content)

          Q    =    the quantity of coal in tons delivered hereunder
                    during the applicable calendar month

                                                      EXHIBIT III

               COVER DAMAGES EXAMPLE CALCULATIONS

     Below are illustrative examples of calculating Cover Damages as set forth in Section 1.05, Fluctuations in Quantity.

Example No. 1:

     Assume during the calendar year 1998 Buyer orders the following quantities of coal for the months noted.

1998  January     5,000
      March       5,000
      May         9,000
      August      7,000
      December    5,000
                 ------
1998  Total      31,000

     Assume on or before May 1, 1999, Buyer has not paid Seller the Deficit Tonnage Penalty of $[xxx] (70,000 - 31,000 = 39,000
X $[xxx] = $[xxx]), and as a result thereof Seller terminates the Agreement under Section 1.05, Clause (d). Then in such event Buyer shall pay Seller Cover Damages in the amount of $[xxx], calculated as follows:

1998 CD = [(110,000 X 365 days/365 days) - 31,000] X $[xxx] =  $[xxx]
1999 CD = [(110,000 X 365 days/365 days) - 0] X $[xxx]      =  $[xxx]
2000 CD = [(110,000 X 365 days/365 days) - 0] X $[xxx]      =  $[xxx]
2001 CD = [(110,000 X 365 days/365 days) - 0] X $[xxx]      =  $[xxx]
2002 CD = [(110,000 X 349 days/365 days) - 0] X $[xxx]      =  $[xxx]
                                                             -------------
Total Cover Damages Due Seller on or before May 1, 1999    = $[xxx]

Example No. 2:

     Assume under provisions of Section 1.05 Clause (b), Buyer has, effective April 1, 1999, elected to repower the Station to use the natural gas, and such election is on a permanent basis for the remaining term of the Agreement. Further, assume during the months of January 1999 through March 1999, Buyer has purchased 10,000 tons of coal. Then in such event, Buyer shall pay Seller Cover Damages in the amount of $[xxx], calculated as follows:

1999 CD = [(110,000 X 275 days/365 days) - 10,000] X $[xxx] =  $[xxx]
2000 CD = [(110,000 X 365 days/365 days) - 0] X $[xxx]      =  $[xxx]
2001 CD = [(110,000 X 365 days/365 days) - 0] X $[xxx]      =  $[xxx]
2002 CD = [(110,000 X 349 days/365 days) - 0] X $[xxx]      =  $[xxx]
                                                             -------------
Total Cover Damages due Seller on or before May 1, 1999     =  $[xxx]

---------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.